                                                                  Exhibit 10

                            DEPOSITORY AGREEMENT

         THIS DEPOSITORY AGREEMENT (the "Agreement") is made and entered into as of the 9th day of June, 2003, by and between Blue River Bancshares, Inc. ("Blue River") and Unified Financial Services, Inc. ("Unified").

                                 WITNESSETH
                                 ----------

         WHEREAS, Blue River is an Indiana corporation and a thrift holding company, with its principal office located in Shelbyville, Indiana; and

         WHEREAS, Blue River is the sole owner, directly or indirectly, of all of the outstanding capital stock of Shelby County Bank ("SCB"), a federal savings banking association located in Shelbyville, Indiana; and

         WHEREAS, Unified is a Delaware corporation and a thrift holding company, with its principal office located in Lexington, Kentucky; and

         WHEREAS, Unified is the sole owner, directly or indirectly, of all of the outstanding capital stock of Unified Banking Company ("UBC"), a federal savings bank located in Lexington, Kentucky; and

         WHEREAS, Blue River and Unified have entered into that certain Stock Purchase Agreement, dated as of the date hereof (the "Stock Purchase Agreement"), whereby Blue River will purchase from Unified, all of the outstanding capital stock of UBC; and

         WHEREAS, Blue River will, subsequent to the consummation of the Stock Purchase Agreement, operate SCB and UBC under separate charters; and

         WHEREAS, pursuant to the Stock Purchase Agreement, and as a condition precedent to and as a material inducement for Blue River to consummate the Stock Purchase Agreement, Unified has agreed to execute this Agreement and be bound by the provisions herein.

         NOW, THEREFORE, in consideration of the premises herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Blue River and Unified agree as follows:

                                 SECTION I.
                         MINIMUM BALANCE REQUIREMENT
                         ---------------------------

         1.01.    Minimum Balance.
                  ---------------

                  (a) During the Term (as defined in Section 2.01) Unified, together with its Affiliates (as defined in Section 1.02), shall not maintain a Deposit (as defined in Section 1.04) with any entity other than SCB or UBC until such time as Unified, together with its Affiliates, maintains an aggregate average daily minimum Deposit balance in Qualifying Accounts with

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                           either or both of UBC and SCB, such average minimum
                           daily Deposit balance in Qualifying Accounts to be computed on a quarterly basis, of Eight
                           Million Five Hundred Thousand and No/100 Dollars ($8,500,000.00) (the "Minimum Deposit Balance").

                  (b) Notwithstanding anything to the contrary contained herein, Unified and/or its Affiliates shall not be required to maintain any Deposits at either SCB or UBC for any period during the Term in which (i) either SCB or UBC, under Federal banking regulations, is deemed to be other than "well capitalized" for purposes of its (A) total risk-based capital ratio, (B) Tier 1 risk-based capital ratio and (C) leverage ratio, (ii) UBC has a ratio of non-performing loans to total loans in excess of five percent (5.0%) or (iii) UBC has a total loan loss reserve less than the level of non-performing assets (the amount of the loan loss reserve is less than the amount of non-performing assets) (each, a "Capital Event"). Following the occurrence of a Capital Event, neither Unified nor any of its Affiliates shall be required to comply with the provisions of this Agreement until such time as Blue River shall certify to Unified that there no longer exists a Capital Event with respect to either SCB or UBC. Following receipt by Unified of such certifying notice from Blue River, Unified shall, as soon as commercially practicable, move all Deposits back to either SCB or UBC.

         1.02.    Affiliates. For purposes of this Agreement the term
                  ----------
"Affiliates" shall mean and include any majority owned subsidiary or affiliate of Unified, whether a corporation, limited liability company, limited partnership or general partnership; provided, however, the term "Affiliates" shall not mean or include any corporation, limited liability company, limited partnership or general partnership in which Unified acquires a majority ownership interest after the date of this Agreement.

         1.03.    Qualifying Accounts. The balances of the following types
                  -------------------
of accounts may be aggregated in the calculation of the Minimum Deposit Balance and shall be referred to as "Qualifying Accounts": (i) non-interest bearing demand deposit accounts (DDA), and (ii) such other types of accounts as the parties may from time agree in writing.

         1.04.    Deposit. For purposes of this Agreement the term
                  -------
"Deposit" shall mean and include any amount of money held by Unified and/or its Affiliates in (i) demand deposit accounts (DDA), (ii) NOW accounts,
(iii) savings accounts, (iv) checking accounts, (v) money market deposit accounts, (vi) time deposits, (vii) sweep accounts, and (viii) any other such accounts as are of the same general type and character as the accounts listed in this Section 1.04, at any bank, brokerage house or other financial or depository entity other than SCB or UBC; provided, however, the term "Deposit" shall not include (i) any trading account of Unified Financial Securities, Inc. at any of its clearing broker-dealers, (ii) any deposit by Unified Financial Securities, Inc. at any broker-dealer that is required by such broker-dealer for Unified Financial Securities, Inc. to utilize such broker-dealer's clearing services, (iii) any deposit by any subsidiary or affiliate of Unified with the National Securities Clearing Corporation, (iv) any Deposit of Fiduciary Counsel, Inc., (v) any deposit of Unified Trust Company, National Association ("UTC") for which UTC is bound by a legal or fiduciary obligation to receive a

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reasonable rate of interest, (vi) any account in the name of Unified Fund
Services, Inc., or any successor thereto, for which Unified Fund Services, Inc. serves as an agent or fiduciary of another party, including, inter alia, mutual fund redemption accounts, control disbursement accounts, wire transfer accounts, concentration accounts and custody accounts, or (vii) any deposit of "seed" money by Unified Fund Services, Inc. or any successor thereto, into a registered investment company.

         1.05.    Trust Accounts. Subject to legal restrictions relating to,
                  --------------
or the fiduciary duty of, UTC to its trust customers, UTC shall, at the option of Blue River, deposit the cash balance of its trust accounts in an interest bearing account of either SCB or UBC, which account shall pay a rate of interest sufficient to allow UTC to satisfy any legal or fiduciary obligation, until such time as the Minimum Deposit Balance has been satisfied.

         1.06.    Default. Each event of Unified maintaining a Deposit with
                  -------
an entity other than SCB or UBC during a period in which the Minimum Deposit Balance in Qualifying Accounts at SCB and UBC is less than the amount of Eight Million Five Hundred Thousand and No/100 Dollars ($8,500,000.00) shall constitute a default ("Default") under this Agreement and entitle Blue River to Liquidated Damages as described in Section 5.01.

         1.07.    Terms of Account Relationship. The terms of the account
                  -----------------------------
relationship between Unified or any of its Affiliates and UBC or SCB, as the case may be, shall be governed by the business deposit account agreement which Unified or any of its Affiliates and UBC or SCB, as the case may be, executes at the time the account is opened.

         1.08.    Quarterly Certification.
                  -----------------------

                  (a) During the Term, Unified, upon the request of Blue River, shall deliver to Blue River, by January 15th, April 15th, July 15th and October 15th of each year, a certificate, substantially in the form attached hereto as Appendix A, of its chief financial officer (the "Certificate") certifying compliance by Unified with the terms of this Agreement during the preceding quarter.

                  (b) During the Term, Blue River shall deliver to Unified, by January 15th, April 15th, July 15th and October 15th of each year, a certificate of its chief financial officer certifying to Unified that no Capital Event has occurred with respect to either SCB or UBC during the preceding quarter to the execution date of such certificate (the "Blue River Certificate"). In the event Blue River fails to timely deliver a Blue River Certificate, neither Unified nor any of its Affiliates shall be required to comply with the provisions of this Agreement until such time as Blue River shall deliver the required Blue River Certificate to Unified.

         1.09.    Right of Audit. Upon not less than fourteen (14) days' prior
                  --------------
notice to Unified by Blue River, provided such notice is delivered by Blue River within thirty (30) days of its receipt of the Certificate contemplated in Section 1.07 hereof, Blue River shall have the right to inspect or cause an audit, to be conducted by an independent certified public accountant, of such of the books, accounts and records of Unified as are necessary to verify the information contained in

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

the Certificate. Such audit shall be conducted at the cost and expense of Blue River; provided, however, in the event that such audit determines that the Certificate is materially incorrect, Unified shall reimburse Blue River for all costs and expenses related to or arising out of such audit; provided, further, however, a Certificate shall not be deemed to be materially incorrect if it overstates the aggregate average daily Deposit balance in Qualifying Accounts for such quarter by an amount equal to or less than Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00).

                                SECTION II.
                            EFFECTIVE DATE; TERM
                            --------------------

         2.01.    Effective Date. This Agreement shall be effective as of the
                  --------------
closing date of the Stock Purchase Agreement (the "Effective Date"). In the event the Stock Purchase Agreement is terminated prior to consummation of the Transaction (as defined in the Stock Purchase Agreement), this Agreement shall automatically terminate, without any action required by either party hereto.

         2.02.    Term. This Agreement shall be in continuous and uninterrupted
                  ----
effect for a term (the "Term") commencing on the Effective Date and ending on the third anniversary of the Effective Date.

                                SECTION III.
                REPRESENTATIONS AND WARRANTIES OF BLUE RIVER
                --------------------------------------------

         3.01.    Corporate Power; Authorization; and Enforceability. Blue
                  --------------------------------------------------
River is a corporation duly organized and validly existing under and by virtue of the laws of the State of Indiana. Blue River has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement and its execution and delivery by Blue River have been duly authorized and approved by the Board of Directors of Blue River and constitutes a valid and binding obligation of Blue River, enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights.

         3.02.    No Violations. Neither the execution of this Agreement nor
                  -------------
the consummation of the transactions contemplated hereby (a) conflicts with or violates Blue River's Articles of Incorporation or By-Laws; (b) conflicts with or violates any local, state or federal law, statute, ordinance, rule or regulation or any court or administrative judgment, order, injunction, writ or decree applicable to Blue River; or (c) conflicts with, results in a breach of or constitutes a default under any note, bond, indenture, mortgage, deed of trust, license, agreement, contract, arrangement, commitment or other instrument or obligation to which Blue River is a party or by which Blue River is subject or bound.

         3.03.    Survival of Representations and Warranties. All of the
                  ------------------------------------------
representations and warranties made by Blue River in this Agreement shall survive the Effective Date.


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                                SECTION IV.
                  REPRESENTATIONS AND WARRANTIES OF UNIFIED
                  -----------------------------------------

         Unified hereby represents and warrants to Blue River as follows:

         4.01.    Corporate Power; Authorization; and Enforceability. Unified
                  --------------------------------------------------
is a corporation duly organized and validly existing under and by virtue of the laws of the State of Delaware. Unified has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement and its execution and delivery by Unified have been duly authorized and approved by the Board of Directors of Unified and constitutes a valid and binding obligation of Unified, enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights.

         4.02.    No Violations. Neither the execution of this Agreement nor
                  -------------
the consummation of the transactions contemplated hereby (a) conflicts with or violates Unified's Amended and Restated Certificate of Incorporation, as amended, or By-Laws; (b) conflicts with or violates any local, state or federal law, statute, ordinance, rule or regulation or any court or administrative judgment, order, injunction, writ or decree applicable to Unified; or (c) conflicts with, results in a breach of or constitutes a default under any note, bond, indenture, mortgage, deed of trust, license, agreement, contract, arrangement, commitment or other instrument or obligation to which Unified is a party or by which Unified is subject or bound.

         4.03.    Litigation and Pending Proceedings. Except as set forth on
                  ----------------------------------
Schedule 4.03 hereto, there are no claims, actions, suits, proceedings, arbitrations or investigations pending or, to Unified's best knowledge, threatened in any court or before any government agency or authority, arbitration panel or otherwise (nor does Unified have any knowledge of a basis for any claim, action, suit, proceeding, arbitration or investigation) which could prevent the performance of this Agreement by Unified.

         4.04.    Survival of Representations and Warranties. All of the
                  ------------------------------------------
representations and warranties made by Unified in this Agreement or in any Certificate furnished hereunder shall survive the Effective Date.

                                 SECTION V.
                             LIQUIDATED DAMAGES
                             ------------------

         5.01.    Liquidated Damages. The parties agree that, in the event of a
                  ------------------
Default by Unified, as described in Section 1.06, actual damages suffered by Blue River would be difficult and impractical to quantify. The parties therefore agree that, in the event a Default by Unified for any quarterly period, Unified shall pay to Blue River an amount equal to (a) (i) the
Minimum Deposit Balance less (ii) the aggregate average daily Deposit
                        ----
balance in Qualifying Accounts with either or both of UBC and SCB for such quarter times (b) the Federal-funds target rate, as published from time to
        -----
time in The Wall Street Journal, Midwest Edition or, if the difference between
        -----------------------
(a)(i) and (a)(ii) is greater than Two Million and No/100 Dollars ($2,000,000.00) then the two year Treasury Rate, as published from time to time in The Wall Street Journal, Midwest
        -----------------------

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Edition, shall be substituted for the Federal-funds target rate in this calculation, times (c) (i) the number of days during the Term of this
             -----
Agreement in such quarter divided by (ii) 365. Unified specifically agrees
                          ----------
that the amount of damages stipulated is not greatly disproportionate to the loss likely to occur upon a Default by Unified under this Agreement and that the sum is an adequate measure of damages, and not a penalty.

                                 SECTION VI.
                                MISCELLANEOUS
                                -------------

         6.01.    Assignment. This Agreement shall be binding upon and inure to
                  ----------
the benefit of the respective parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party hereto without the prior written consent of the other party, which consent shall not be unreasonably withheld.

         6.02.    Amendment; Waiver.
                  -----------------

                  (a) This Agreement may be amended from time to time only by a written instrument duly executed by the parties hereto.

                  (b) Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party. In the event that a party hereto shall waive a term or provision of this Agreement, such waiver shall be effective only with respect to the specific term or provision so waived and shall not be deemed a continuing waiver with respect thereto, a waiver of subsequent similar items or events or a waiver of any other term or provision of this Agreement. No delay or failure by either party to exercise any right under this Agreement and no partial or single exercise of that right shall constitute a waiver of that or any other right, unless expressly provided in writing by such party.

         6.03.    Notices. All notices, requests and other communications
                  -------
hereunder shall be in writing (which shall include facsimile communication) and shall be deemed to have been duly given if delivered by hand and receipted for, sent by certified United States Mail, return receipt requested, first class postage pre-paid, delivered by overnight express receipted delivery service or faxed if confirmed immediately thereafter by also mailing a copy of such notice, request or other communication by certified United States Mail, return receipt requested, with first class postage pre-paid, as follows:


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      If to Blue River:                       with a copy to (which shall not
                                                     constitute notice):

      Lawrence T. Toombs                      Michael J. Messaglia, Esq.
      President                               Krieg DeVault LLP
      Blue River Bancshares, Inc.             One Indiana Square, Suite 2800
      29 E. Washington Street                 Indianapolis, Indiana 46204
      Shelbyville, Indiana 46176              Telephone: (317) 238-6249
      Telephone: (317) 398-9721               Fax: (317) 636-1507
      Fax: (317) 392-6208

      If to Unified:                          with a copy to (which shall not
                                                     constitute notice):

      John S. Penn                            David F. Morris, Esq.
      President and Chief Executive Officer   c/o Thompson Coburn LLP
      Unified Financial Services, Inc.        One US Bank Plaza
      c/o 2424 Harrodsburg Road               St. Louis, Missouri 63101
      Lexington, Kentucky  40504              Telephone: (314) 552-6179
      Telephone: (859) 296-4407               Fax: (314) 552-7179
      Fax: (859) 296-0880

or such substituted address or person as any of them have given to the other in writing.

All such notices, requests or other communications shall be effective: (a) if delivered by hand, when delivered; (b) if mailed in the manner provided herein, three (3) business days after deposit with the United States Postal Service; (c) if delivered by overnight express delivery service, on the next business day after deposit with such service; and (d) if by facsimile, on the next business day if also confirmed by mail in the manner provided herein.

         6.04.    Headings. The headings in this Agreement have been inserted
                  --------
solely for ease of reference and should not be considered in the interpretation or construction of this Agreement.

         6.05.    Severability. In case any one or more of the provisions
                  ------------
contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

         6.06.    Counterparts. This Agreement may be executed in any number of
                  ------------
counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

         6.07.    Governing Law. This Agreement shall be governed by and
                  -------------
construed in accordance with the laws of the State of Indiana, without reference to the choice of law principles thereof. The parties hereto hereby agree that all claims, actions, suits and proceedings between the parties hereto relating to this Agreement shall be filed, tried and litigated only in the


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

Circuit or Superior Courts of Marion County, Indiana or the United States District Court for the Southern District of Indiana - Southern Division.
In connection with the foregoing, the parties hereto consent to the jurisdiction and venue of such courts and expressly waive any claims or defenses of lack of personal jurisdiction of or proper venue by such courts.

         6.08.    Entire Agreement. This Agreement together with the Stock
                  ----------------
Purchase Agreement supersedes any other prior understanding, commitment, representation, negotiation or agreement, whether oral or written, between Unified and Blue River relating to the transactions contemplated hereby and constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.

         6.09.    Expenses. Except as provided otherwise herein, Unified and
                  --------
Blue River shall each pay their respective expenses incidental to the transactions contemplated hereby.

         6.10.    Enforcement. In the event either party shall file any suit or
                  -----------
other claim to enforce any provision of this Agreement, the prevailing party shall be entitled to recover from the other party all of the prevailing party's costs and expenses (including reasonable attorney's fees and court costs) of such enforcement immediately upon final adjudication of the controversy.

         6.11.    Certain References. Whenever in this Agreement a singular
                  ------------------
word is used, it also shall include the plural wherever required by the context and vice-versa. Except expressly stated otherwise, all references in this Agreement to periods of days shall be construed to refer to calendar, not business, days.

         6.12.    Drafter of the Agreement. For purposes of construing this
                  ------------------------
Agreement, the parties agree that each has reviewed and had the opportunity to revise this Agreement, and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof.

                [remainder of page intentionally left blank]


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

IN WITNESS WHEREOF, the parties hereto have duly executed or caused to be executed this Agreement as of the day and year first above written.

                                         BLUE RIVER BANCSHARES, INC.


                                         By: /s/ Lawrence T. Toombs
                                             ---------------------------------
                                                 Lawrence T. Toombs
                                         Its:    President



                                         UNIFIED FINANCIAL SERVICES, INC.


                                         By: /s/ John S. Penn
                                             ---------------------------------
                                                 John S. Penn
                                         Its:    President and Chief Executive
                                                 Officer


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                                                                   Appendix A

                      UNIFIED FINANCIAL SERVICES, INC.
                        ONE US BANK PLAZA, SUITE 2100
                          ST. LOUIS, MISSOURI 63101

                            QUARTERLY CERTIFICATE
                            ---------------------

         The undersigned ________________, the duly appointed and acting Chief Financial Officer of Unified Financial Services, Inc. ("Unified") hereby certifies in accordance with Section 1.07 of the Depository Agreement, dated as of June ___, 2003 (the "Depository Agreement"), by and between Unified and Blue River Bancshares, Inc. ("Blue River"), as set forth below. Capitalized terms that are not otherwise defined herein shall have the meanings ascribed to them in the Depository Agreement.

The aggregate average daily Deposit balance in Qualifying Account with either or both of UBC and SCB, computed on a quarterly basis, for the preceding quarter was ____________________; and (initial one)

____ During the quarter ended ____________, neither Unified, nor any of its Affiliates maintained a Deposit with any entity other than UBC or SCB (for any quarter during which Unified, together with its Affiliates, failed to maintain an aggregate average daily Deposit balance in Qualifying Accounts with either or both of UBC and SCB, for such quarter, of at least Eight Million Five Hundred Thousand and No/100 Dollars ($8,500,000.00)); or

____ During the quarter ended ____________, (i) Unified, and/or one of its Affiliates maintained a Deposit with any entity other than UBC or SCB and (ii) Unified, together with its Affiliates, failed to maintain an aggregate average daily Deposit balance in Qualifying Accounts with either or both of UBC and SCB for such quarter, of Eight Million Five Hundred Thousand and No/100 Dollars ($8,500,000.00). As a result, Unified shall pay Liquidated Damages to Blue River in an amount calculated pursuant to Section 5.01 of the Depository Agreement, which is _______________________________
         ($____________); or

____ During the quarter ended _____________, Unified, together with its Affiliates, maintained an aggregate average daily Deposit balance in Qualifying Accounts with either or both of UBC and SCB of at least Eight Million Five Hundred Thousand and No/100 Dollars ($8,500,000.00).

         IN WITNESS WHEREOF, I have hereupon set my hand as the Chief Financial Officer of Unified as of this _____ day of _______________, 200__.



                                  --------------------------------------
                                  Printed:
                                          ------------------------------
                                  Chief Financial Officer


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                                                                Schedule 4.03

Johnson v. Acceptance Insurance Company et al. (Case No.: 3:01 CV82
----------------------------------------------
(N.D. W.Va))

Martin and Diane Saniski v. Unified Financial Securities, Inc. Hackett
----------------------------------------------------------------------
Associates, Inc., Donald
------------------------

Friedman, Louis Aarons and Cliff Cardine (NASD Arbitration No. 01-05465)
----------------------------------------



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